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                                                                     EXHIBIT 2.2


                   SECURITY ALARM FINANCING ENTERPRISES, INC.

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (the "AGREEMENT") is made by and between SECURITY ASSOCIATES INTERNATIONAL, INC., a Delaware corporation, with its principal offices located at 2101 South Arlington Heights Road, Suite 100, Arlington Heights, IL 60005 ("SELLER"), and SECURITY ALARM FINANCING ENTERPRISES, INC., a California corporation, with its chief executive office and principal place of business located at 2301 Camino Ramon, Suite 100, San Ramon, California, 94583 ("SAFE").

                                    RECITALS

1. The parties hereto have entered into that certain Letter of Intent dated effective May 18, 1999 (the "LETTER OF INTENT"), setting forth the material terms and conditions concerning the purchase by SAFE from Seller of certain alarm monitoring accounts. This Agreement is the "DEFINITIVE AGREEMENT" contemplated by the Letter of Intent to be entered into by the parties.

2. The parties desire to set forth in full herein their entire agreement with respect to the matters described in the Letter of Intent and for this Agreement to supersede in all respects the terms, provisions and conditions of the Letter of Intent.

                                    AGREEMENT

     Subject to the terms and conditions set forth in this Agreement, SAFE desires to purchase from Seller, and Seller desires to sell and assign to SAFE, certain RMR Accounts and certain other assets of Seller, all as provided herein and as such terms are defined below. The Recitals stated above are incorporated into this Agreement for all purposes. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the foregoing recitals, which the parties agree are true, and the mutual promises contained in this Agreement, the parties hereto agree as follows:

1    DEFINITIONS

     For the purposes of this Agreement, the following terms have the meanings set forth below:

     1.1 ACCOUNTS RECEIVABLE. "Accounts Receivable" shall mean, as of the Closing Date, all amounts which have been billed by Seller to, but not collected from a Customer for monitoring services or other services pursuant to RMR Accounts for all service periods through the end of June, 1999.

     1.2 AFFILIATE. "Affiliate" shall mean any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly


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or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

         1.3 ALARM DEALER. "Alarm Dealer" shall mean a Person which is a party
(i) to a Dealer Purchase Agreement, (ii) a Third Party Maintenance Agreement, or
(iii) an RMR Account Agreement proposed to be acquired by SAFE hereunder or as a Qualified Referral Account.

         1.4 ANNUALIZED ATTRITION. "Annualized Attrition" shall mean, with respect to the Qualified Closing Accounts purchased by SAFE on the Closing Date, a fraction whose numerator is the Attrited Account RMR and whose denominator (adjusted as provided below) is Six Hundred Thousand Dollars ($600,000), calculated upon the static pool basis. The "Attrited Account RMR" is the amount of RMR which would have been paid (but for an RMR Account becoming an Attrited Account) during a succeeding one year period under all Qualified Closing Accounts which have become Attrited Accounts during the Attrition Measurement Period. For purposes of calculation of the above fraction:

                  1.4.1 RMR from RMR Accounts which are purchased by SAFE on the Closing Date but which are not Qualified Closing Accounts on the Closing Date,
(a) shall not be included in the numerator and (b) shall not reduce the denominator, provided that Seller fulfills its obligations under said Section 2.4;

                  1.4.2 RMR from Excess Pool Accounts shall not be included in the numerator except to the extent that any Excess Pool Account is used to satisfy the requirement for the delivery by Seller of a Qualified Substitute Account pursuant to Section 3.1 which thereafter during the Attrition Measurement Period becomes an Attrited Account; and

                  1.4.3 initially, the denominator shall be reduced by the amount of RMR payable under the Litigation Related Accounts acquired pursuant to
Section 2.7 (and shall not be increased if any Qualified Substitute Account is substituted for a Litigation Related Account pursuant to Section 2.7); if a Litigation Related Account is removed from the category of a Litigation Related Account pursuant to Section 2.7, such former Litigation Related Account shall be included in the denominator and any former Litigation Related Account which thereafter becomes an Attrited Account shall be included in the Attrited Account RMR numerator.

         1.5 ASSETS. "Assets" shall mean collectively (i) the RMR Accounts and Third Party Maintenance Agreements purchased or transferred hereunder, (ii) all Related Rights with respect to the foregoing and (iii) a three year royalty-free license to use (but not ownership of) Seller's Alarm Dealer lists in connection with the RMR Accounts acquired by SAFE hereunder solely for the purposes of soliciting RMR Account acquisition and/or financing business or locating a replacement security dealer, so long as SAFE is not in Default.

         1.6 ATTRITED ACCOUNT. "Attrited Account" shall mean:

                  1.6.1 Any RMR Account (i) with respect to which any Customer obligation remains unpaid ninety (90) days or more after the due date thereof and which SAFE cancels, or




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(ii) which is canceled or not renewed for any reason by the Customer other than
(a) cancellations primarily caused by the failure of SAFE to perform, in any material respect, the billing, collection, servicing and customer service functions related thereto, or (b) cancellations caused by the failure of a central monitoring station (excepting any central monitoring station owned by Seller, any Affiliate of Seller or ACM Alarm Central) to provide alarm monitoring services in accordance with the RMR Account Agreement, or (iii) is canceled by SAFE or the Customer as a result of (a) material equipment or installation problems, or (b) a change in the Customer status occurring which, in SAFE's reasonable opinion, provides SAFE with good cause to believe that such change will affect the Customer's ability to pay when due any amounts thereunder, or (c) the failure of Seller to disclose to SAFE any material facts constituting a violation of the requirements set forth in this Agreement, prior to SAFE's acquisition thereof, which in SAFE's judgement, exercised in good faith, requires cancellation; or

                  1.6.2 Any Temporary Attrited Account which shall become an Attrited Account, as provided in Section 1.44.

         1.7 ATTRITED ACCOUNT RMR. "Attrited Account RMR" is defined in Section 1.4.

         1.8 ATTRITION MEASUREMENT PERIOD. "Attrition Measurement Period" shall mean the period which commences on the Closing Date and ends twelve (12) months thereafter.

         1.9 CASH ATTRITION PAYMENT. "Cash Attrition Payment" shall mean an amount equal to the product obtained by multiplying (i) the RMR (as scheduled in Exhibit A to the RMR Schedule) for each Attrited Account, by (ii) thirty-five
(35).

         1.10 CLEANUP ACCOUNTS. "Cleanup Accounts" are defined in Section 2.5.

         1.11 CLEANUP PERIOD. "Cleanup Period" shall mean the 120 day period following the Closing Date.

         1.12 CLOSING DATE. "Closing Date" shall mean the date on which the purchase and sale of the Assets is consummated.

         1.13 COMMISSIONS. "Commissions" shall mean the commission payments, if any, which SAFE has agreed to pay Seller as provided in Section 5 hereof.

         1.14 CUSTOMER. "Customer" shall mean the subscriber for monitoring services pursuant to an RMR Account Agreement.

         1.15 DEALER PURCHASE AGREEMENTS. "Dealer Purchase Agreements" shall mean each "Account Purchase Agreement", or similar agreement, between Seller, as purchaser, and an Alarm Dealer, as seller, whereby Seller acquired any RMR Accounts and Related Rights to be conveyed to SAFE hereunder.

         1.16 DEFAULT. "Default" shall mean with respect to Seller (i) the failure of Seller or its



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Affiliates to perform in a material respect, when due, any of its obligations under this Agreement or any other Transaction Document, or (ii) any representation, warranty or certification made by Seller herein or in any other Transaction Document shall be false or misleading as of the time made or furnished in any material respect (except the words "any material respect" shall be deleted where any such representation, warranty or certification is otherwise subject to a "materiality"qualification therein).

              "Default" shall mean with respect to SAFE (i) the failure of SAFE or its Affiliates to perform in a material respect, when due, any of its obligations under this Agreement or any other Transaction Document, or (ii) any representation, warranty or certification made by SAFE herein or in any other Transaction Document shall be false or misleading as of the time made or furnished in any material respect (except the words "any material respect" shall be deleted where any such representation, warranty or certification is otherwise subject to a "materiality"qualification therein).

         1.17 ERC ACCOUNTS. "ERC Accounts" shall mean the approximately one thousand five hundred (1,500) RMR Accounts, formerly owned or originated by Telecommunications Associates Group, Inc., which would not qualify as Qualified Closing Accounts because the RMR Account Agreement executed by the Customer does not specify the contract term or the amount of the contracted RMR.

         1.18 Intentionally Deleted.

         1.19 EXCESS POOL ACCOUNTS. "Excess Pool Accounts" shall mean, as determined on the Closing Date, an unspecified pool of RMR Accounts, if any, to the extent that the aggregate RMR payable under Qualified Closing Accounts purchased by SAFE (after reduction for RMR Accounts determined pursuant to Section 2.4 not to qualify as Qualified Closing Accounts) exceeds Six Hundred Thousand Dollars ($600,000).

         1.20 HOLDBACK OBLIGATIONS. "Holdback Obligations" shall mean the obligation of Seller, or any Affiliate of Seller, to pay to a person or entity the deferred purchase price or other obligations remaining unpaid or unperformed pursuant to a Dealer Purchase Agreement.

         1.21 INTANGIBLE PROPERTY. "Intangible Property" is defined in Section 1.39.

         1.22 LIEN. "Lien" shall mean a pledge, assignment, lien, charge, mortgage, encumbrance, exercise of rights, lease, security interest or claim.

         1.23 LITIGATION RELATED ACCOUNTS. "Litigation Related Accounts" shall mean those RMR Accounts owned or originated by Alarm Dealers Rosetta A. Ash d/b/a Foremost Security, Advanced Security Systems, Inc. or Sterling Security identified in Schedule 2 hereto.

         1.24 LOAN. "Loan" shall mean the loan to be advanced to Seller on the Closing Date by SAFE in the original principal amount of One Million Eight Hundred Thousand Dollars ($1,800,000), as described in Section 4, and evidenced by the Note.



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         1.25 MAINTENANCE CHARGES. "Maintenance Charges" or "RMC" shall mean the portion of the total amount payable for each periodic payment period by a Customer pursuant to an RMR Account requiring Seller to provide maintenance services for alarm system equipment. Where an RMR Account covers the provision of both alarm monitoring services and alarm equipment maintenance services, RMC shall be the amount separately stated in the RMR Account Agreement as the charge for alarm equipment maintenance services or, if such amount is not separately stated, RMC amount shall be agreed to by Seller and SAFE and the RMC amount so agreed upon shall be reflected in Exhibit A to the RMR Schedule.

         1.26 MATERIAL ADVERSE EFFECT. "Material Adverse Effect" shall mean, with respect to SAFE or Seller, as the case may be, a material adverse effect on
(i) the property, business, operations, financial condition, prospects, or liabilities of such person , (ii) the ability of such person to perform its obligations under any Transaction Documents, (iii) the validity or enforceability of any of the Transaction Documents, or the Qualified Closing Accounts, as a group, or (iv) the rights and remedies of such person under any of the Transaction Documents.

         1.27 NOTE. "Note" shall mean that certain secured promissory note of Seller in favor of SAFE in the original principal amount of One Million Eight Hundred Thousand Dollars ($1,800,000), as described in Section 4.

         1.28 "PERSON". "Person" shall mean any individual, partnership, corporation, trust, association, limited liability company, or other entity.

         1.29 PREPAID INCOME. "Prepaid Income" shall mean, as of a Closing Date, all amounts with respect to RMR Accounts which have been or will be collected by Seller from Customers for RMR or RMC for which the service period begins on or after July 1, 1999.

         1.30 PURCHASE PRICE. "Purchase Price" shall mean the purchase price of the Assets pursuant to Section 2.2 and as specified in the RMR Schedule attached hereto.

         1.31 QUALIFIED CLOSING ACCOUNTS. "Qualified Closing Accounts" shall mean those RMR Accounts owned by Seller which on the Closing Date:

         (i) (a) are not Attrited Accounts, under subsection 1.6.1(i) or (ii) and with respect to which the Customers' alarm systems are in working order and communicating with the monitoring station; and

         (ii) (a) except as permitted by Sections 2.5.1 or 2.6, are evidenced by an original assignable, RMR Account Agreements properly executed by the Customers, setting forth the original contract term and RMR amount, or (b) are in conformance in all material respects with the standard forms of RMR Account Agreement delivered to SAFE by Seller as the standard forms used by the Alarm Dealer who originated the RMR Account Agreement, (which standard forms of agreement are identified in Exhibit 1 hereto).




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         1.32 QUALIFIED DEALER. "Qualified Dealer" shall mean an Alarm Dealer acceptable to SAFE who meets at least the following requirements: (1) (i) has a minimum of two (2) years in the security alarm installation business, (ii) has a reasonably satisfactory credit history, (iii) possesses a current alarm license (if required by the state(s) in which the Alarm Dealer is conducting business),
(iv) maintains appropriate liability insurance with appropriate levels and coverage, (v) is in good standing with no outstanding Liens related to RMR Accounts to be conveyed (other than Liens which will be terminated at the closing of the RMR purchase), (vi) is a party to a presently effective and enforceable non-solicitation agreement (or will be a party to such an agreement entered into concurrently with the closing of an RMR purchase from such Alarm Dealer), which may be assigned to SAFE, with respect to all RMR Accounts proposed to be sold to SAFE, or (2) is otherwise deemed acceptable by SAFE in its sole discretion.

         1.33 QUALIFIED REFERRAL ACCOUNT. "Qualified Referral Account" shall mean an RMR Account which would not constitute an Attrited Account and which satisfies the following requirements or otherwise is deemed acceptable to SAFE, in its sole and absolute discretion:

              1.33.1 The seller must have an original, written RMR Account Agreement, properly executed by the Customer, containing provisions for limits of liability and third party indemnification, and setting forth the contract term and RMR amount, and other contract provisions customarily included therein, with RMR above Eighteen Dollars ($18.00), which RMR Account Agreement may be assigned to SAFE without the consent or approval of, or notice to, the Customer or any other person, or as to which such consent has been obtained in writing.

              1.33.2 The applicable Customer Beacon Score must be above 600 with an acceptable credit history.

              1.33.3 The Customer's alarm system must be in working order and communicating with the central monitoring station.

              1.33.4 The Customer must show a current payment history not to exceed 90 days past due.

              1.33.5 The minimum investment for the subject alarm system equipment must be at least Five Hundred Dollars ($500), or if less, such RMR Account shall be approved by SAFE.

         1.34 QUALIFIED SUBSTITUTE ACCOUNT. "Qualified Substitute Account" shall mean an RMR Account which (i) is tendered to SAFE by Seller in substitution for an RMR Account which has become an Attrited Account and on the dates of tender and conveyance to SAFE, constitutes a Qualified Referral Account from a Qualified Dealer, or (ii) is an RMR Account included among the Excess Pool Accounts, or (iii) would have qualified as a Qualified Closing Account (but without the benefit of the Section 2.5.1 or 2.6 exceptions referenced in Section 1.31(ii)(a)), or (iv) is otherwise acceptable to SAFE, in its sole and absolute discretion.

         1.35 RECURRING MONTHLY REVENUE OR RMR. "Recurring Monthly Revenue" or "RMR" shall mean the total amount payable each month by a Customer for monitoring services pursuant




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to an RMR Account. With respect to those RMR Account Agreements which require
Customer payments less frequently than monthly, the RMR shall be the amount of the periodic payment divided by the number of months in the periodic period.

              1.35.1 RMR shall not include any amounts derived from, or expected to be derived from:

                     1.35.1.1 Reimbursement for or prepayment of telephone line and other utility company charges associated with the installation, monitoring, maintaining or furnishing of the monitoring services;

                     1.35.1.2 Reimbursement for or prepayment of any amounts for sales, use, or other taxes, fees or other charges imposed by any governmental authority relating to the furnishing of monitoring or other services;

                     1.35.1.3 Installation, time and material charges; or

                     1.35.1.4 RMC and any of the items described in subparagraphs 1.35.1.1, 1.2 or 1.3 above related thereto.

         1.36 RMR ACCOUNT. "RMR Account" shall mean (i) the RMR Account Agreement, (ii) the right to receive all payments for RMR and RMC thereunder, and (iii) the right to receive payment for all service charges, interest and other amounts payable thereunder.

         1.37 RMR ACCOUNT AGREEMENT. "RMR Account Agreement" shall mean the written contract, or portion thereof, whereby the Customer has contracted for the provision of monitoring services and in certain cases, maintenance services for alarm system equipment.

         1.38 RMR SCHEDULE. "RMR Schedule" shall mean the RMR schedule attached hereto as Schedule 1 and executed by the SAFE and Seller, setting forth the Purchase Price and other information regarding the RMR Accounts to be purchased hereunder.




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         1.39 RELATED RIGHTS. "Related Rights" shall mean, with respect to any
RMR Account to be conveyed to SAFE hereunder, all of Seller's (and any Affiliates') right, title and interest, if any, in and to (i) all monitoring, alarm, or other equipment, (including, without limitation, telephone lines and telephone line cards) of any kind whatsoever related thereto or necessary for the purpose of sending an alarm monitoring signal from any monitored location to a central monitoring station, (ii) all alarm access codes, lock out codes, down load software, access pass-key numbers and passwords, communicator identification, programming information, deposits, telephone numbers, operations manuals, equipment maintenance manuals, equipment warranties, and all other rights and interests related thereto, (iii) all rights and remedies of Seller under each Dealer Purchase Agreement and Third Party Maintenance Agreement (or in any other agreements with Alarm Dealers in favor of Seller or any Affiliate), including without limitation, non-compete, non-solicitation, confidentiality and similar agreements, and (iv) all Confidential Information, as described in
Section 9.3 hereof, and all non-compete, non-solicitation, confidentiality and similar agreements in any agreement between Seller or any Affiliate and any Person who provides or has provided alarm system maintenance services for Seller or any Affiliate (the items described in subsections (ii), (iii) and (iv) being collectively, the "INTANGIBLE PROPERTY").

         1.40 PLEDGE AGREEMENT. "Pledge Agreement" shall mean that certain Pledge Agreement, dated the date hereof, between SAFE and Seller, in the form attached hereto as Exhibit 2.

         1.41 SELLER'S SENIOR LENDER; SENIOR LENDER SUBORDINATION AGREEMENT. "Seller's Senior Lender" shall mean Finova Capital Corporation, individually as a lender and in its capacity as agent, its successors and assigns. "Senior Lender Subordination Agreement" shall mean the Subordination Agreement executed by Senior Lender and SAFE, in the form attached hereto as Exhibit 3.

         1.42 SUBORDINATION AGREEMENT. "Subordination Agreement" shall mean the subordination agreement executed by Subordinated Lender in favor of SAFE, in the form attached hereto as Exhibit 4.

         1.43 SUBORDINATED LENDER. "Subordinated Lender" shall mean TJS Partners, L.P., a New York limited partnership.

         1.44 "TEMPORARY ATTRITED ACCOUNTS". "Temporary Attrited Accounts" shall mean those RMR Accounts (i) which require the payment of RMR with a frequency less than monthly, and (ii) with respect to which, on the last day of the Attrition Measurement Period, any Customer obligation remains unpaid thirty (30) days or more after the due date therefor. On the last day of the Attrition Measurement Period, all Temporary Attrited Accounts shall be temporarily treated as Attrited Accounts for purposes of the Attrition Guarantee described in
Section 4. On the day which is sixty (60) days after the last day of the Attrition Measurement Period, any Temporary Attrited Account with respect to which any Customer obligation remains unpaid ninety (90) days or more after the due date therefor shall be deemed for all purposes to be an Attrited Account on and as of the last day of the Attrition Measurement Period and any other Temporary Attrited Account shall be deemed for all purposes not to be an Attrited Account. No payment or



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replacement obligation related to either the Attrition Guarantee and no charge against Commissions or any Annual RMR Threshold shall be made prior such time as any such Temporary Attrited Account is deemed to be an Attrited Account, provided, however, that the Attrition Measurement Period shall be extended, with respect to Temporary Attrited Accounts, by the sixty (60) day period referred to above and if at the expiration of such sixty (60) day period a Temporary Attrited Account is deemed an Attrited Account, then the payment, replacement obligation related to either the Attrition Guarantee, and charge against Commissions or any Annual RMR Threshold shall be effective with respect thereto.

         1.45 THIRD PARTY MAINTENANCE AGREEMENT. "Third Party Maintenance Agreement" means an agreement between Seller and an Alarm Dealer pursuant to which such Alarm Dealer provides maintenance services to RMR Accounts, other than those where such Alarm Dealer installed the alarm system.

         1.46 "TRANSACTION" shall mean the transactions contemplated by the Transaction Documents.

         1.47 "TRANSACTION DOCUMENTS" shall mean this Agreement, the Note, the Pledge Agreement and the documents, certificates and instruments contemplated to be executed and delivered in connection herewith, and all modifications thereof and amendments thereto.

         1.48 "SENIOR LENDER SUBORDINATION AGREEMENT" shall mean that Subordination Agreement executed by SAFE in favor of Seller's Senior Lender, in form satisfactory to SAFE and Seller's Senior Lender.

2        PURCHASE AND SALE OF ASSETS

         2.1 Purchase. Subject to the terms and satisfaction of the conditions herein, on the Closing Date, SAFE shall purchase from Seller, and Seller shall sell, convey, assign, transfer, and deliver to SAFE and/or SAFE's designee, the Assets, free and clear of all Liens. Seller shall not retain any residual or other rights whatsoever in any Assets, except as expressly set forth herein. Seller shall deliver to SAFE for evaluation as Qualified Closing Accounts and for possible purchase all RMR Accounts which Seller or its Affiliates own on the date hereof or on the Closing Date. SAFE shall make the determination referenced in subsection 1.6.1(iii) prior to the Closing Date. Subject to the provisions of
Section 9.3, Seller shall retain a perpetual royalty-free license to use (but not ownership of) the Related Rights but only to the extent and so long as such items are utilized by Seller solely in the receipt of alarm signals in Seller's central monitoring station services business so long as Seller is not in Default.

         2.2 PURCHASE PRICE.

             2.2.1 The Purchase Price for the Assets shall be set forth in the RMR Schedule to be executed and delivered on the Closing Date. The Purchase Price shall be based upon (i) the actual amount of RMR scheduled to be paid under Qualified Closing Accounts, if the amount of such RMR is equal to or less than Six Hundred Thousand Dollars ($600,000), or (ii) RMR of Six Hundred Thousand Dollars ($600,000), if the actual amount of RMR scheduled to be paid under



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Qualified Closing Accounts is greater than Six Hundred Thousand Dollars
($600,000). If an RMR Account Agreement, in addition to monitoring services, evidences an agreement for the provision of maintenance or other services for monitoring equipment, SAFE shall be entitled to retain Customer's RMC payments, subject to payment to servicing dealers, notwithstanding that such amount is not included in RMR. On the Closing Date, if any Accounts Receivable exist with respect to any Qualified Closing Account acquired by SAFE, SAFE shall be entitled to collect such Accounts Receivable from the Customers. SAFE will remit to Seller any Accounts Receivable collected on invoices dated prior to June 1 (and for which the monitoring services are provided on or prior to June 30, 1999) to Seller and Seller will remit to SAFE any amounts collected on invoices dated after June 1 (and for which the monitoring services are provided after June 30, 1999) to SAFE. Any Prepaid Income shall be the property of SAFE and the amount of Prepaid Income shall be deducted from the Purchase Price. Any Prepaid Income for which the invoice date is June 1, 1999 or after and for which the service date begins on July 1, 1999 will not be deducted from the purchase price, but only if the Prepaid Income has been deposited in the Escrow Account pursuant to Section 2.8 and is delivered to SAFE on the Closing Date. If any Accounts Receivable are paid to SAFE by Customers, SAFE shall remit any such amount to Seller promptly upon receipt.

             2.2.2 The Net Distribution of Cash specified in the RMR Schedules shall be paid on the Closing Date by wire transfer of immediately available funds pursuant to and as directed in written wire transfer instructions and a letter of directions to be delivered by Seller to SAFE at least two (2) days prior to the Closing Date. Seller shall be responsible for and shall pay any sales, use or other taxes with respect to the Assets sold hereunder, whether such taxes shall arise based upon the performance of monitoring or other services to a Customer prior to the Closing Date or as a result of the sale of RMR Accounts and any other Asset hereunder.

         2.3 EXCESS POOL ACCOUNTS. The Excess Pool Accounts shall be conveyed by Seller to SAFE on the Closing Date but shall not increase the Purchase Price. Such Excess Pool Accounts (so long as they have not become Attrited Accounts) shall be used to satisfy, to the extent available, Seller's obligations under the Attrition Guarantee pursuant to Section 3. If less than all Excess Pool Accounts are so used, SAFE shall retain any remainder with no duty to account therefor or pay any additional consideration to Seller.

         2.4 POST-CLOSING ADJUSTMENT. If, after the Closing Date, it is determined within the Cleanup Period that on the Closing Date less than Six Hundred Thousand Dollars ($600,000) of RMR under Qualified Closing Accounts was conveyed to SAFE (without taking into account the Excess Pool Accounts) (the "DEFICIENT RMR"), then within twenty (20) days after written notification thereof from SAFE, Seller shall (i) (a) convey to SAFE Qualified Substitute Accounts requiring the payment of RMR equal to or greater than the Deficient RMR, or (b) pay to SAFE an amount equal to the Deficient RMR multiplied by thirty-five (35), and (ii) pay to SAFE an amount equal to the RMR scheduled to have been paid under the Deficient RMR accounts but which SAFE has not received from the period beginning on the Closing Date and ending on the earlier of the date on which Seller (1) provides the Qualified Substitute Accounts, as required by subsection (i)(a) above, or (2) pays SAFE the payment required by subsection
(i)(b) above. Notwithstanding the foregoing to the contrary, if SAFE shall determine that an RMR Account



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conveyed to SAFE on the Closing Date (other than the ERC Accounts) did not qualify as a Qualified Closing Account due to the failure of such RMR Account to conform in all material respects with the standard forms of RMR Account Agreement delivered to SAFE by Seller as the standard forms used by the Alarm Dealer who originated the RMR Account Agreement, then SAFE agrees that prior to notifying Seller and requiring Seller to perform as required above in this
Section 2.4, SAFE shall notify the affected Customer in writing once and request that such Customer execute an RMR Account Agreement which would conform to the applicable standard form. If within fifteen (15) days after sending such letter the Customer has not returned to SAFE the executed replacement standard form, then SAFE may proceed to notify Seller and require Seller to perform as aforesaid with respect to such RMR Account.

         2.5 POST-CLOSING RMR ACCOUNT REVIEW.


             2.5.1 Seller has informed SAFE that certain RMR Accounts will not qualify on the Closing Date as Qualified Closing Accounts solely because Seller cannot deliver to SAFE an original RMR Account Agreement executed by the Customer, although Seller possesses, and will deliver to SAFE on or prior to the Closing Date, a copy or facsimile copy of the Customer executed RMR Account Agreement (RMR Account Agreements described in this Section are referred to as the "Cleanup Accounts"). SAFE agrees that it will acquire each such Cleanup Account on the Closing Date so long as such Cleanup Account shall otherwise qualify as a Qualified Closing Account.

             2.5.2 If SAFE has accepted RMR Account Agreements as Qualified Closing Accounts meeting, among other requirements set forth herein, the requirements of Section 1.31(ii)(b), but such RMR Account Agreements do not contain provisions for third party indemnification, during the Cleanup Period Seller shall use its best efforts, at Seller's expense, to cause each Customer under such RMR Account Agreement to execute a new RMR Account Agreement to be conveyed to SAFE, which shall contain the missing third party indemnification provision, shall be in form and content reasonably satisfactory to SAFE, shall qualify as a Qualified Closing Account, and shall require the payment of RMR equal to or greater than the RMR payable under the original RMR Account purchased by SAFE. SAFE will provide to Seller notice of any RMR Accounts which SAFE determines are covered by this paragraph.

         2.6 ERC ACCOUNTS. SAFE shall acquire each ERC Account on the Closing Date so long as such ERC Account shall otherwise qualify as a Qualified Closing Account. During the Cleanup Period, Seller shall use its best efforts, at its expense, to resign the Customers pursuant to each ERC Account to a new RMR Account Agreement, which shall be conveyed to SAFE promptly thereafter, shall be in form and content reasonably satisfactory to SAFE, shall qualify as a Qualified Closing Account, and shall require the payment of RMR equal to or greater than the RMR payable under the original ERC Account purchased by SAFE. SAFE will provide to Seller notice of any RMR Accounts which are covered by this paragraph. If at or prior to the expiration of the Cleanup Period Seller is unable to resign an ERC Account Customer, such ERC Account shall nevertheless continue to be treated as a Qualified Closing Account hereunder, unless the reason the Customer has refused to sign a new RMR Account Agreement is because the RMR specified under the new RMR Account Agreement proposed to be signed is greater than the RMR indicated on the RMR Account ledgers which Seller has delivered to SAFE with respect thereto. In such case, such ERC Account shall be treated under Section
2.4 as an RMR Account which did not qualify on the Closing Date as a Qualified Closing Account.

         2.7 LITIGATION RELATED ACCOUNTS. Seller has advised SAFE that Alarm Dealers Foremost Security and Advanced Security Systems, Inc., who originated approximately $17,000 of RMR under Litigation Related Accounts proposed to be purchased by SAFE, are involved in disputes with Seller. As a result of SAFE's perceived increased risk of the Litigation Related Accounts becoming Attrited Accounts, SAFE and Seller have agreed that each Qualified Closing Account which is a Litigation Related Account shall remain as a Litigation Related Account until the date (the "Conversion Date") on which Seller shall enter into a binding final written settlement of the dispute related to such Litigation Related Account (a copy of which shall be provided to SAFE, if requested by SAFE) and all parties to such settlement shall complete all payment and other obligations as required by any such settlement. Thereafter, such Litigation Related Account shall no longer be treated as such hereunder. Seller's Attrition Guarantee with respect to the Litigation Related Accounts is set forth in
Section 3. Seller shall retain, and shall not convey to SAFE, any claims and rights, and any recovery therefrom, with respect to the Litigation Related Accounts against any Alarm Dealer pursuant to the Dealer Purchase Agreements and Seller shall have the full right to pursue any injunctive relief against any Alarm Dealer related thereto.

         2.8 ESCROW ACCOUNT. Seller, SAFE and Seller's Senior Lender have established an Escrow Account with the American National Bank of Chicago N. A. as escrow holder pursuant to the escrow agreement attached hereto as Exhibit 6 (the "ESCROW AGREEMENT"). The Escrow Account shall be used to disburse funds received in Seller's lockbox account following its establishment. The funds in the Escrow Account will be distributed based on the results of the following procedures: (i) Seller will produce an accounts receivable aging report after all receipts received through the close of business on June 16, 1999 have been applied; (ii) Seller will produce an additional accounts receivable aging report at Closing, reflecting accounts receivable after all receipts through the close of business on June 29, 1999 have been applied; (iii) the difference between the current accounts receivable as of the close of business on June 29, 1999 and the current accounts receivable as of the close of business on June 17th will belong to SAFE and the balance of the funds in the lockbox account will belong to Seller; (iv) Seller's Senior Lender will provide a letter of directions on the Closing Date, directing the escrowee to disburse the funds as determined in accordance with these procedures, on the Closing Date immediately following the Closing. If the Transaction has not closed by July 2, 1999, Seller may, at its option, cause the Escrow Account to be closed in which event Seller's Senior Lender may direct the escrow holder to distribute the entire contents of the Escrow Account to Seller.

         2.9 NO ASSUMPTION OF LIABILITIES. Except as expressly set forth herein, SAFE assumes no liability or obligation of Seller with respect to the Assets purchased hereunder, except that after the Closing Date SAFE shall (i) cause a third party to provide monitoring services (and Seller and/or its Affiliates shall provide such monitoring services, as provided in Section 6.2.12), (ii) in accordance with and to the extent provided in Section 9.5, provide, or cause a third party to provide maintenance services required to be provided to Customers, but only in accordance with the terms and conditions of the RMR Account Agreements and Third Party Maintenance

Agreements acquired from Seller hereunder and so long as the Customer has paid when due for the services to be provided thereunder and (iii) perform or assume any other liabilities relating to acts, or omissions that arise after the Closing Date with respect to the RMR Accounts acquired by SAFE hereunder, other than any liabilities required to be performed or assumed by Seller as expressly provided herein. Seller shall continue to be responsible for, and shall pay and/or perform when due, all Holdback Obligations and other obligations to Alarm Dealers in accordance with the Dealer Purchase Agreements existing on the Closing Date related to RMR Accounts acquired by SAFE and SAFE shall have no obligation or liability with respect thereto. Seller shall take no action related to an Alarm Dealer or any Dealer Purchase Agreement which would, in SAFE's reasonable opinion, adversely affect any Qualified Closing Account, the relationship of any Alarm Dealer with SAFE, or the frequency of occurrence of Attrited Accounts. Notwithstanding the foregoing, Seller shall have the unrestricted right to take such actions as it deems necessary to enforce any contractual obligations of any Alarm Dealer to Seller.

3    ATTRITION GUARANTEE; QUALIFIED SUBSTITUTE ACCOUNTS

     3.1     ATTRITION GUARANTEE.

             3.1.1 General Provisions. During the Attrition Measurement Period, Seller agrees to guarantee, within the parameters described in Section 3.1.2 below (the "Attrition Guarantee"), that the Qualified Closing Accounts (and any Substitute Account) purchased by SAFE from Seller shall not become Attrited Accounts. In measuring the Attrition Guarantee, Seller's Attrition Guarantee shall not be diminished by any RMR Accounts substituted pursuant to Section 2.4 to replace non-Qualifying Closing Accounts and Seller's obligations under
Section 2.4 are in addition to the Attrition Guarantee obligations described herein. If during the Attrition Measurement Period any Qualified Closing Account (or a Qualified Substitute Account conveyed to SAFE for an Attrited Account) shall become an Attrited Account, SAFE shall notify Seller thereof on a monthly report to be delivered no later than the 20th day following the end of the month, which details the cancellations that occurred during the previous month, the Annualized Attrition as of the end of that month, any current RMR Account replacement obligations of Seller and any payments due for lost RMR, all after application of any Excess Pool Accounts that are available to meet those obligations (the "MONTHLY ATTRITION GUARANTEE REPORT"). Where a Customer informs Seller, orally that the Customer is canceling, or intends to cancel or not renew, its RMR Account Agreement, Seller shall instruct such Customer to so notify SAFE and Seller will forward any writings received promptly to SAFE. SAFE's delivery of the Monthly Attrition Guaranty Report shall be deemed the "RMR ACCOUNT CANCELLATION NOTICE". Within thirty (30) days after receipt from SAFE of an RMR Account Cancellation Notice, Seller shall (i) (a) convey to SAFE title (free and clear of Liens) to a Qualified Substitute Account(s) which fulfills the requirements of Section 3.2 below, or (b) pay SAFE the Cash Attrition Payment for such Attrited Account, and (ii) pay SAFE an amount in cash equal to the RMR for each Attrited Account (as scheduled in Exhibit A to the RMR Schedule) which has not been paid to SAFE for the period from and after the Closing Date to the date of payment, or the date of conveyance to SAFE of Qualified Substitute Account, as applicable pursuant to subparagraph (i) of this sentence. Seller's obligation to convey Qualified Substitute Accounts shall be satisfied initially from any Excess Pool Accounts which, on the date such conveyance is required hereunder, are not Attrited Accounts. SAFE and Seller agree that the amount of damages suffered by SAFE arising from an RMR Account becoming an Attrited Account and any failure to Seller to provide Qualified Substitute Accounts is difficult to ascertain, and SAFE and Seller acknowledge that the obligations of Seller set forth in this paragraph related thereto are reasonable estimates of the damages to be suffered, and constitute liquidated damages and not a penalty.

             3.1.2 ATTRITION PARAMETERS. With respect to Qualified Closing Accounts (other than Litigation Related Accounts so long as they remain Litigation Related Accounts), Seller's Attrition Guarantee shall apply to the extent that Annualized Attrition is greater than 8% and equal to or less than 13% and shall include payment for the lost RMR for those Attrited Accounts to which the Attrition Guaranty applies, as provided in section 3.1.1 above. With respect to Qualified Closing Accounts which are Litigation Related Accounts but only so long as they remain Litigation Related Accounts, Seller's Attrition Guarantee shall apply to each Litigation Related Account which shall become an Attrited Account, and shall include payment for the lost RMR for those Attrited Accounts to which the Attrition Guaranty applies, as provided in section 3.1.1 above, as follows: (i) to the extent that Annualized Attrition is greater than 0% and equal to or less than 5%, and (ii) to the extent that Annualized Attrition is greater than 10%. During the period that a Qualified Closing Account is a Litigation Related Account, no Attrition and no conveyance of Substitute Accounts and/or payments made to SAFE by Seller pursuant to Section 3.1.1 above shall be taken into account in measuring Seller's Attrition Guarantee with respect to non Litigation Related Accounts in the first sentence of this subsection.

     3.2 QUALIFIED SUBSTITUTE ACCOUNTS. On the date of tender to SAFE, the Qualified Substitute Accounts shall (i) require the Customers thereunder to pay an aggregate RMR equal to or greater than the RMR scheduled to be paid under the Attrited Account(s) for which substitution is being made, (ii) be in compliance with (and Seller shall be deemed to have reaffirmed to SAFE) each of the representations and warranties set forth in Article 7, including without limitation those set forth in Section 7.5 and (iii) satisfy each of the conditions set forth in Sections 6.2.4.1, 6.2.4.2, 6.2.4.4(i), 6.2.4.7, 6.2.5,
6.2.6(i)(b)(without regard to any dollar minimum) and (ii)(without regard to any percentage), 6.2.8, 6.2.9, 6.2.10, 6.2.11, and 6.2.13 or, (iv) are otherwise
Qualified Substitute Accounts as defined in Section 1.34. SAFE shall notify Seller, within ten (10) business days following delivery by Seller to SAFE of all information and documents necessary for SAFE to evaluate a RMR Account tendered by Seller as a Qualified Substitute Account, if such tendered RMR Account is not acceptable to SAFE as a Qualified Substitute Account, stating specifically the reason why such RMR Account is not acceptable.

     3.3 REDUCTION OF COMMISSIONS. If Seller has failed, as required by Section 3.1, to tender and convey to SAFE Qualified Substitute Accounts and pay the amounts required thereby, SAFE may, at SAFE's election, reduce any Commissions due but unpaid to Seller pursuant to Section 5 by the amounts not paid pursuant to Section 3.1(i)(b), (ii) and (iii).

     3.4 ASSIGNMENT OF ATTRITED ACCOUNTS. Intentionally omitted.

     3.5 RECONVEYANCE OF ATTRITED ACCOUNTS. If during the Attrition Measurement Period (i) an RMR Account becomes an Attrited Account, (ii) a Holdback Obligation remains unpaid with respect to such Attrited Account, and (iii) the Dealer Purchase Agreement for such Attrited Account requires Seller to reconvey the Attrited Account to the Alarm Dealer if the Holdback Obligation will be reduced because the Alarm Dealer failed to replace the Attrited Account with a replacement RMR Account, then SAFE shall reconvey such Attrited Account to Seller and Seller shall reconvey such Attrited Account to the Alarm Dealer as required by the Dealer Purchase Agreement. If during the Attrition Measurement Period RMR Accounts become Attrited Accounts, but Seller is not obligated to reconvey such Attrited Accounts to the Alarm Dealer pursuant to the Dealer Purchase Agreement, then provided that Seller is not in Default hereunder, SAFE shall pay to Seller twenty-five percent (25%) of the excess, if any, of (i) the aggregate RMR collected by SAFE from Attrited Account Customers during the period after (but only so long as) such RMR Accounts have become Attrited Accounts and ending at the expiration of the Attrition Measurement Period, less
(ii) the reasonable direct expenses incurred by SAFE with respect thereto. SAFE shall be under no obligation to Seller to take any particular collection action or make any collection efforts, the extent of which actions, if any, shall be determined by SAFE in its sole and absolute discretion.

     3.6 ATTRITION GUARANTEE EXAMPLE. Set forth in Exhibit 7 is an example of the application of the foregoing paragraphs regarding the Attrition Guarantee.

4    LOAN TO SELLER; NOTE

     4.1 LOAN. Concurrently with the Closing and provided all conditions precedent to SAFE's obligations hereunder shall have been satisfied, SAFE shall make a loan to Seller in the amount of One Million Eight Hundred Thousand Dollars ($1,800,000), which shall be evidenced by a promissory note in the form attached hereto as Exhibit 8. (the "NOTE"). The Note shall be secured by (i) a security interest in certain of Seller's assets identified in the Pledge Agreement, which shall be subordinate only to the Lien granted to Seller's Senior Lender, and (ii) a security interest in any Commissions payable, which shall not be subordinate to any Lien of any person, including Seller's Senior Lender and Subordinated Lender, all as evidenced in the Note. The term of the Note shall be twelve (12) months with interest at eight percent (8%) per annum on the outstanding principal balance; provided, however, that if the initial period following the Closing Date for determination of Commissions pursuant to
Section 5.2 is extended for sixty (60) days as provided herein, the term of the Note will be extended to the end of the fourteenth month following the Closing Date. Amounts not paid when due shall bear interest at fourteen percent (14%) per annum. It shall be deemed a default under the Note if Seller is declared to be in default of its obligations to Seller's Senior Lender or to the Subordinated Lender. The obligations of Seller under the Note shall be satisfied, and the Note principal and interest shall be deemed to have been paid, if transactions satisfying the $230,000 Annual RMR Threshold for the initial period are closed by Seller as set forth in Section 5.2, and in accordance with the provisions of Section 5.3.1 below. If transactions satisfying such Annual RMR Threshold are not closed during the initial period set forth in Section 5.2, the Note shall be due and payable in full according to its terms. With respect to determining whether the Annual RMR Threshold has been satisfied for purposes of deeming the Note to have been paid, the Annual RMR Threshold shall include Commission for both RMR Accounts purchased and RMR Accounts which are provided as collateral for loans made by SAFE or its designee.

5    REFERRAL AGREEMENT; COMMISSIONS

     5.1 STRATEGIC ALLIANCE. SAFE and Seller desire to establish a strategic alliance which shall continue for an initial period of three (3) years following the Closing Date and shall continue thereafter if SAFE and Seller shall determine to do so. During such three (3) year period (or during any shorter period if the strategic alliance is terminated as provided herein), the provisions of Sections 5.1-5.5 shall be effective and the strategic alliance shall be implemented as follows:

         5.1.1 SAFE shall be the exclusive and preferred financing referral source for Alarm Dealers with whom Seller has or had a business relationship, including for loans secured by RMR and RMR acquisition opportunities. Promptly after the Closing, SAFE shall provide general parameters to Seller with respect to those RMR purchase and loan opportunities which SAFE determines would not be likely to be purchased or funded by SAFE. RMR purchase or loan opportunities which do not meet SAFE's parameters shall not be required to be submitted by Seller to SAFE for evaluation as a purchase or loan opportunity. On the Closing Date, Seller shall deliver to SAFE all of the information contained in Seller's Alarm Dealer database, which is maintained in a Maximizer software database. SAFE shall have the exclusive right to solicit such Alarm Dealers for their RMR purchase and/or loan business within SAFE's parameters and Seller shall not make any such information available to any other Person who might reasonably be expected to use same to compete against SAFE in connection with any such transaction. Seller shall actively promote SAFE's RMR purchase and loan financing programs to its Alarm Dealer database under terms to be mutually agreed upon to prior to the Closing Date. If Seller shall acquire a central monitoring station but the seller thereof desires to retain the right to referrals for RMR purchase from and loans to Alarm Dealers whose Customer RMR Accounts are then being monitored by such station, then referrals by such seller shall be excluded from Seller's referral obligation hereunder other than with respect to RMR Accounts that are transferred to Seller by such seller or any Affiliate thereof.

         5.1.2 Seller's central monitoring stations shall enjoy a preferred status for the purpose of monitoring SAFE's RMR accounts not purchased hereunder. It is SAFE's intention to move as many of its monitored RMR Accounts currently monitored by other central monitoring stations to Seller `s UL central monitoring stations. Additionally, SAFE shall actively promote Seller's services to Alarm Dealers with whom SAFE has or had a business relationship.

         5.1.3 If during the initial three (3) year period (i) a change in control of SAFE shall occur (excluding any acquisition of control of SAFE by General Electric Capital Corporation ["GECC"] or any Affiliate thereof) or (ii) SAFE shall implement objectionable actions, and either of such events shall materially and fundamentally alter the manner in which SAFE has historically conducted its business and shall have a material adverse impact on the business strategies of SAFE and/or Seller upon which the strategic alliance is based, then Seller shall have the right to terminate the strategic alliance after notice to SAFE thereof, which notice shall set forth with particularity the nature of the objectionable action and the specific material adverse impact claimed to have occurred. If SAFE shall fail to cure in all material respects such change or action within thirty (30) days after receipt of such notice (which shall include the required particulars), then Seller shall have the right, by providing written notice to SAFE within thirty (30) days thereafter, to terminate the strategic alliance, in which event neither SAFE nor Seller shall have any further obligation to the other pursuant to this Section 5.1.

         5.1.4 If during the initial three (3) year period (i) a change in control of Seller shall occur (excluding any acquisition of control of Seller by Seller's Senior Lender) , or (ii) Seller shall sell a material portion of its business or assets to a Person who is a competitor of SAFE, or (iii) Thomas Salvatore, Subordinated Lender (or any of Subordinated Lenders partners)[except that Subordinated Lender may sell a portion of its investment interest in Seller so long as (a) effective control of Seller is retained by Subordinated Lender and (b) the purchaser(s) of any such investment interest are not competitors of SAFE or the ownership of such interest would not adversely affect the conduct of business between SAFE and Seller], or Michael Jones, or any other present or future director, officer, or principal shareholder (as defined in Section 9.1.1) shall acquire a greater than five percent (5%) ownership interest in any Person who is a competitor of SAFE, or (iv) Seller shall implement objectionable actions, and any of such events shall materially and fundamentally alter the manner in which Seller has historically conducted its business and shall have a material adverse impact on the business strategies of SAFE and/or Seller upon which the strategic alliance is based, then SAFE shall have the right to terminate the strategic alliance after notice to Seller thereof, which notice shall set forth with particularity the nature of the objectionable action and the specific material adverse impact claimed to have occurred. If Seller shall fail to cure in all material respects such change or action within thirty (30) days after receipt of such notice (which shall include the required particulars), then SAFE shall have the right, by providing written notice to Seller within thirty (30) days thereafter, to terminate the strategic alliance, in which event neither SAFE nor Seller shall have any further obligation to the other pursuant to this Section 5.1.

     5.2 COMMISSION PAYMENTS. Seller shall have the opportunity to earn Commissions, determined according to the Commission formula set forth below, based upon the purchase by SAFE of RMR Accounts (other than those being acquired from Seller on the Closing Date) which are Qualified Referral Accounts from Qualified Dealers which have been referred to SAFE by Seller (as described in Section 5.4 below. Commissions will be earned if the following annual thresholds of RMR Accounts purchased (each an "ANNUAL RMR THRESHOLD") are achieved during each period below, with the initial period to commence on May 15, 1999 and to end on the date which is twelve months following the earlier of (a) thirty (30) days following the Closing Date, or (b) the date on which SAFE and Seller shall agree upon the material terms of their joint marketing agreement. The Annual RMR Thresholds are first period: $230,000; second twelve month period: $460,000; and third twelve month period: $690,000. RMR Accounts shall be deemed to be "closed" by SAFE within any month period (but not double counted) if (i) SAFE has issued, and the proposed seller has signed and returned to SAFE, a written letter of intent, and (ii) the RMR Account purchase, or loan secured by RMR Accounts, is consummated within sixty (60) days after the end of the applicable period. Commissions with respect to RMR "closed" during the initial period following the Closing Date will be paid at the end of the fourteenth month following the Closing Date. Thereafter, Commissions will be paid quarterly. Commissions payable shall be applied in the following payment priority: (1) to pay any obligation of Seller due but unpaid hereunder, including obligations for Seller's Attrition Guarantee pursuant to Section 3, and (2) any unapplied balance of Commissions payable shall be applied first, to pay accrued and unpaid interest and second, to pay outstanding principal under the Note. Any remainder shall be paid to Seller so long as Seller is not in Default.

     5.3 COMMISSION FORMULAS.

         5.3.1 The schedule below sets forth the manner in which Commissions are determined for RMR Accounts purchased by SAFE:

--------------------------------------------------------------------------------
    ANNUAL RMR THRESHOLD ATTAINED               COMMISSION PAYABLE
--------------------------------------------------------------------------------
     0% to and including 100%                           0%
--------------------------------------------------------------------------------
more than 100% to and including 150%           $1.00 x RMR purchased
--------------------------------------------------------------------------------
      greater than 150%               (i) $1.25 x Annual RMR Threshold attained
                                      plus, (ii) $0.25 x amount of RMR purchased
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      in excess of the Annual RMR Threshold
--------------------------------------------------------------------------------

Examples of the foregoing calculation are as follows:

A. Initial period with purchased RMR of $230,000, or 100% of Annual RMR Threshold. Commission calculation: $1.00 x RMR ($230,000) = $230,00;

B. Initial period with purchased RMR of $402,500, or 175% of Annual RMR Threshold. Commission calculation: $1.25 x RMR ($402,500) = $503,125, plus $0.25 x (402,500-230,000) = $546,250;

C. Second 12 month period with purchased RMR of $805,000, or 175% of Annual RMR Threshold. Commission calculation: $1.25 x RMR ($805,000) = $1,006,250, plus $0.25 x (805,0000-460,000) = $1,092,500.

         5.3.2 The schedule to be inserted below sets forth the manner in which Commissions are determined for loans made by SAFE and referred by Seller which are secured by RMR Accounts. Seller and SAFE have agreed to insert such schedule via an amendment to this Agreement, which amendment shall be agreed to by SAFE and Seller within thirty (30) days after the Closing Date and which schedule shall be subject to the approval of GECC. RMR of RMR Accounts, referred by Seller to SAFE, which secure loans made by SAFE shall be counted on a dollar for dollar basis for purposes of determining if the RMR Threshold set forth above has been reached by Seller.

     5.4 REFERRALS. Seller will be treated as having "referred" an Alarm Dealer to SAFE, for purposes of the initial and subsequent referrals, if the referred Alarm Dealer is listed on Schedule 3, which sets forth those Alarm Dealers with whom Seller has an existing purchase or servicing relationship and those whom Seller actively solicits for the acquisition of RMR Accounts and those Alarm Dealers in Seller's "dealer network", which includes those Alarm Dealers (to the extent they are not SAFE Alarm Dealers, as defined below) who attend Seller's seminars, receive training from Seller, subscribe to Seller's Audio Insight publication, or are customers of central monitoring stations owned by Seller or its Affiliates ("SELLER'S REFERRAL DEALERS"). The Schedule of Seller's Referral Dealers shall be used to determine, if SAFE is independently contacted by an Alarm Dealer, or if SAFE solicits an Alarm Dealer, whether Seller has established a relationship with such Alarm Dealer and therefore should be credited with a "referral" if an RMR purchase or RMR secured loan transaction is consummated by SAFE with such Alarm Dealer. Alarm Dealers with whom SAFE has an existing purchase or servicing relationship on the Closing Date shall not be included as a Seller referral source and Schedule 4 sets forth those Alarm Dealers (the "SAFE ALARM DEALERS").

     5.5 SAFE'S PURCHASE OBLIGATION. SAFE acknowledges that it is Seller's intent to refer to SAFE a sufficient number of Qualified Referral Accounts from Qualified Dealers during the initial period as are necessary to generate the Annual Threshold Amount of Commissions for that period. SAFE agrees to review these referrals for RMR purchase or loan, as the case may be, and to apply in such review SAFE's normal due diligence standards for purchase or loan transactions. SAFE agrees to consummate the purchase or loan transactions provided that (i) the proposed transactions are at the then prevailing market price for similar RMR Accounts in size and quality and financial condition of the respective Alarm Dealer, (ii) SAFE's due diligence review is satisfactory to SAFE, (iii) such transactions are approved, where required, by the financial institutions who are lenders to SAFE and funding is made available for same by such institutions, and (iv) subject to no adverse change having occurred in the security alarm purchase or financing market. If SAFE shall not consummate a purchase or loan transaction of Qualified Referral Accounts from Qualified Dealers which satisfy the requirements of subparagraphs (i) and (ii) above, but subparagraphs (iii) or (iv) are not able to be satisfied, then although SAFE shall not be required to consummate any such purchase or loan transaction, for the purposes solely of determining whether the Annual RMR Threshold under
Section 5.3 has been attained such purchase or loan transactions shall be deemed to have been consummated by SAFE but no Commissions shall be payable to Seller with respect to any such deemed purchase or loan transaction; provided, further, that if SAFE shall not have consummated any such purchase or loan transaction as a result of the failure of SAFE's lenders to approve and/or fund same, SAFE shall have a period of sixty (60) days following such lenders adverse determination during which SAFE may seek to obtain financing from another lender in order to consummate such transaction (but shall not be required to do so). In such event, with respect to such purchase or loan transaction, the sixty (60) day extension period described in Section 5.2 for determining whether a purchase or loan has been consummated within a "period" shall be extended by any extension period granted to SAFE under this Section 5.5

SAFE acknowledges that Seller is under contractual obligations to purchase RMR Accounts from Armor Alarms, Inc., Cornerstone Security, Inc. and Active Security Systems, Inc. and agrees that, subject to the foregoing, SAFE will purchase all such RMR Accounts, which in the aggregate shall not exceed the number of RMR Accounts with associated RMR, at an RMR multiple and on terms and conditions, all as set forth in Schedule 5.5 hereto. All such RMR Accounts purchased by Seller, and thereafter by SAFE, from Armor Alarms, Inc., Cornerstone Security, Inc. and Active Security Systems, Inc. shall be deemed Qualified Referral Accounts and Seller shall be included in determining the applicable Commissions to which Seller may be entitled to hereunder. At Seller's discretion, if there is at the time of its purchase any unsatisfied RMR Account replacement obligation outstanding, it may tender these RMR Accounts towards satisfaction of those obligations, so long as such RMR Accounts satisfy the requirements of Qualified Substitute Accounts and such Alarm Dealers satisfy the requirements of Qualified Referral Dealers at the time of each such proposed purchase. Additionally Seller owns approximately 200 accounts currently financed which were purchased from U.S. Alarms. Seller intends to use, and SAFE will accept, such accounts as replacements, so long as such RMR Accounts satisfy the requirements of Qualified Substitute Accounts and such Alarm Dealers satisfy the requirements of Qualified Referral Dealers at the time of each such proposed replacement.

6    THE CLOSING; CONDITIONS TO CLOSING

     6.1 CLOSING DATE. The Closing Date for the purchase and sale of the Assets will take place at the offices of SAFE at 10:00 a.m. on June 30, 1999 (the "CLOSING DATE"), or at such other place or such other time and date as shall be agreed to by Seller and SAFE in writing.

     6.2 CONDITIONS TO SAFE'S OBLIGATIONS. SAFE's obligations to purchase the Assets, pay the Purchase Price and consummate the Loan are subject to the fulfillment of the following conditions to the reasonable satisfaction of SAFE and its counsel on or prior to the Closing Date. If any condition is not fulfilled, or waived in writing by SAFE, SAFE shall not be obligated to perform and shall be relieved of all obligations hereunder. If SAFE proceeds to close the foregoing transactions all of the conditions to Closing shall be deemed to have been satisfied or waived.

         6.2.1 Representations and Warranties True. All representations and warranties of Seller contained in this Agreement shall be true and correct as of the date hereof and on the Closing Date in all material respects (except the words "in all material respects" shall be deleted where any such representation, warranty or certification is otherwise subject to a "materiality"qualification therein).

         6.2.2 Performance of Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements, and satisfied all conditions that Seller is required by this Agreement to perform, comply with, or satisfy.

         6.2.3 Required Approvals. Intentionally omitted.

         6.2.4 Deliveries at Closing. There shall have been delivered to SAFE at or prior to Closing, all of the following:

               6.2.4.1 A Bill of Sale for the Assets duly executed by Seller, in the form attached hereto as Exhibit 9;

               6.2.4.2 An assignment agreement whereby Seller shall convey the Related Rights to SAFE, duly executed by Seller, and in the form attached hereto as Exhibit 10;

               6.2.4.3 The Pledge Agreement and the Note, each duly executed by Seller;

               6.2.4.4 (i) Except as otherwise permitted pursuant to Section 2.5, each original contract, agreement or other document, and all amendments and modifications thereto, constituting each RMR Account purchased hereunder, signed by Seller (or the Alarm Dealer from whom Seller purchased the RMR Account) and each Customer or (ii) with respect to the Cleanup Accounts, a copy or facsimile copy thereof, along with a certification by Seller in the form attached hereto as Exhibit 11;

               6.2.4.5 The Subordination Agreement, duly executed by the Subordinated Lender;

               6.2.4.6 An opinion of Seller's counsel, dated the Closing Date, in substantially the form attached as Exhibit 12;

               6.2.4.7 Precautionary Uniform Commercial Code financing statements providing notice of the purchase Transaction under this Agreement in the States of incorporation of Seller and in which Seller maintains its chief executive office, and in any other relevant jurisdiction, shall have been filed or due provision for such filings shall have been made. Uniform Commercial Code financing statements to perfect SAFE's security interest and pledge of the collateral identified in the Pledge Agreement in the States of incorporation of Seller and in which Seller maintains its chief executive office, and in any other relevant jurisdiction, shall have been filed or due provision for such filings shall have been made and Seller's Senior Lender shall have confirmed in writing to SAFE that it is holding the pledged certificates as agent for SAFE, as well as for its own account (and in its capacity as agent), as provided in the Pledge Agreement;

               6.2.4.8 The Senior Lender Subordination Agreement, executed by SAFE and Seller's Senior Lender.

         6.2.5 No Liens. There shall not exist any Liens against the Assets. There shall not exist any Liens against the collateral, granted by Seller to SAFE pursuant to the Pledge Agreement, excepting only the Liens in favor of Seller's Senior Lender and any other Lien expressly consented to by SAFE in writing. Appropriate releases of Liens, where required, shall have been duly executed by any Lien holder and delivered to SAFE in proper form for recordation in all filing offices where necessary.

         6.2.6 Adverse Changes. There shall not (i) have occurred any material adverse change (a) in the financial condition, business or prospects of Seller or with respect to the RMR Accounts, or (b) to the best of Seller's knowledge, in the financial condition, business or prospects of any Alarm Dealer who was the originator and/or seller and/or maintenance service of any group of Qualified Closing Accounts which comprise Sixty Thousand Dollars ($60,000) or more of RMR (a "10% Dealer"), or (ii) exist any material dispute or any litigation pending, or to Seller's knowledge threatened, between Seller and any 10% Dealer.

         6.2.7 Confirmations. Intentionally omitted.

         6.2.8 Maintenance Contracts. Except as set forth in each RMR Account Agreement delivered to SAFE, neither Seller, nor to Seller's knowledge any Alarm Dealer, has made any written or oral agreement to provide maintenance services for any alarm system equipment related to any RMR Account other than those previously disclosed to SAFE by Seller in writing.

         6.2.9 Central Station Signal Confirmation. SAFE shall have received confirmation from each central monitoring station servicing each RMR Account that the alarm system equipment for each RMR Account is communicating with the central monitoring station in a manner satisfactory to the central monitoring station.

         6.2.10 Telephone Lines. Except as provided in Section 9.17, all RMR Accounts to be conveyed to SAFE hereunder shall have been transferred to a telephone line(s) owned and controlled by SAFE prior to the Closing Date.

         6.2.11 Account Information. Seller shall have provided to SAFE (to the extent Seller possesses or has access to) all information necessary to perform maintenance on the RMR Accounts, such information to include lock-out codes, pass-key numbers, pass-words, communicator identification, programming information, and such other information as SAFE may request.

         6.2.12 Central Monitoring Service Agreement. SAFE and Seller, concurrently with the Closing, shall have entered into an agreement, in the form attached hereto as Exhibit 13, whereby Seller or an Affiliate of Seller shall provide central monitoring services to SAFE with respect to the RMR Accounts conveyed pursuant to this Agreement and other RMR Accounts for which SAFE desires Seller to provide monitoring services.

         6.2.13 Other Documents. Such other certificates or documents as SAFE or its counsel may reasonably request relating to the transactions contemplated hereby.

     6.3 CONDITIONS TO SELLER'S OBLIGATIONS. Seller's obligations to sell the Assets and consummate the Loan are subject to the fulfillment of the following conditions to the satisfaction of Seller and its counsel on or prior to the Closing Date. If any condition is not fulfilled, or waived in writing by Seller, Seller shall not be obligated to perform and shall be relieved of all obligations hereunder. If Seller proceeds to close the foregoing transactions all of the conditions to Closing shall be deemed to have been satisfied or waived.

         6.3.1 Representations and Warranties True. All representations and warranties of SAFE contained in this Agreement shall be true and correct as of the date hereof and on the Closing Date in all material respects (except the words "in all material respects" shall be deleted where any such representation, warranty or certification is otherwise subject to a "materiality"qualification therein).

         6.3.2 Performance of Covenants. SAFE shall have performed and complied in all material respects with all covenants and agreements, and satisfied all conditions that SAFE is required by this Agreement to perform, comply with, or satisfy.

         6.3.3 Payment of Purchase Price. SAFE shall have delivered the Purchase Price via wire transfer of immediately available funds to Seller, or to such other Persons as Seller shall have directed SAFE in writing.

         6.3.4 Subordination Agreement. If requested by Senior Lender, SAFE shall have executed a subordination agreement, in form and content requested by Senior Lender and reasonably satisfactory to SAFE, whereby SAFE shall confirm that the Lien granted pursuant to the Pledge Agreement is subordinate to the Lien in favor of Senior Lender.

         6.3.5 Opinion of Counsel. An opinion of SAFE's counsel, dated the Closing Date, in substantially the form attached as Exhibit 14;

         6.3.6 Other Documents. Such other certificates or documents as Seller or its counsel may reasonably request relating to the transactions contemplated hereby.

7    REPRESENTATIONS AND WARRANTIES OF SELLER

     As a material inducement to SAFE to enter into this Agreement and purchase the Assets, Seller represents and warrants to SAFE that:

     7.1 ORGANIZATION AND EXISTENCE. Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization; (ii) has all requisite corporate power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets (including without limitation the RMR Accounts) and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, and/or in which monitoring services are provided to a Customer under an RMR Account and where failure so to qualify could (in the aggregate) have a Material Adverse Effect. The address of Seller's chief executive office and principal place of business is located at the place set forth in the first paragraph of this Agreement.

     7.2 ACTION. Seller has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate (including, without limitation, any required shareholder or other approvals). This Agreement and the other Transaction Documents have been duly and validly executed and delivered by Seller and, when executed by SAFE, will constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

     7.3 NO BREACH. None of the execution and delivery of this Agreement and the other Transaction Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of Seller, or any other document or agreement governing Seller's organization, or any applicable law or regulation (including without limitation any laws related to "bulk transfers" or "fraudulent conveyances"), or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Seller is a party or by which it or any of its property is bound or to which any of them is subject, other than the consent of Seller's Senior Lender, which will be obtained concurrent with or prior to the Closing, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (other than the Lien in favor of SAFE) in respect of any property of Seller (including without limitation the Assets) pursuant to the terms of any such agreement or instrument, or give any Customer a right to terminate any RMR Account.

     7.4 ABSENCE OF UNDISCLOSED LIABILITIES. Except for Seller's obligations to arrange or provide for monitoring services or any maintenance services, all of which are set forth in each RMR Account Agreement or in separate written maintenance agreements with Customers and Third Party Maintenance Agreements with Alarm Dealers, true, correct and complete copies of which have been provided to SAFE, Seller has no obligation or liability (whether accrued, absolute, contingent, liquidated, unliquidated or otherwise, whether or not known to Seller, whether due or to become due) related or in any way connected with any RMR Account arising out of transactions entered into on or prior to the date hereof or any occurrence or state of facts existing on or prior to the date hereof. Schedule 9 hereto identifies each Third Party Maintenance Agreement in effect on the date hereof.

     7.5 QUALIFIED CLOSING ACCOUNTS. With respect to each Qualified Closing Account purchased by SAFE, on the date hereof and on any Closing Date:

         7.5.1 Each Qualified Closing Account arose in a bona-fide arms length transaction and is a valid and binding obligation of Seller and, to the best of Seller's knowledge, the Customer, enforceable in accordance with its terms, and is in full force and effect and free from any claim, defense or offset. Seller has delivered to SAFE an original counterpart, executed by Customer and Seller, of each RMR Account Agreement, the only other original executed counterpart of which is in the Customer's possession (excepting only, with respect to the delivery of an original counterpart, the Cleanup Accounts, as to which Seller has delivered to SAFE a true and correct copy or facsimile copy of such RMR Account Agreement, and as to which Cleanup Accounts Seller represents and warrants that no person, other than the Customer, is in possession of an original counterpart thereof); no RMR Account Agreement has been modified or amended in any respect, except to the extent that such modification or amendment is in writing and an original (excepting the Cleanup Accounts) counterpart of same, executed by Customer and Seller, has been delivered to SAFE. The information set forth in Exhibit A to the RMR Schedule with respect to the Qualified Closing Accounts is true and accurate in all respects.

         7.5.2 Seller has performed all obligations required to be performed by Seller under each RMR Account Agreement in all material respects and is not in default thereunder, or in breach thereof, nor in receipt of any claim of default or breach thereunder. Seller has not received any written or oral notice from any Customer or other party, and has no knowledge, of any breach or anticipated breach by the Customer of any RMR Account Agreement or the intent of any Customer not to renew any RMR Account Agreement when its current term shall expire. Seller has not been notified, and has no knowledge, of any cancellation or intended cancellation of any RMR Account Agreement and Seller has no knowledge of any event which would entitle a Customer to cancel any RMR Account Agreement prior to the expiration of its current term. No Qualified Closing Account constitutes an Attrited Account.

         7.5.3 Seller owns, and on the Closing Date will convey to SAFE, good and marketable title to each Qualified Closing Account, free and clear of any and all Liens of whatsoever kind or nature.

         7.5.4 All alarm systems related to the Qualified Closing Accounts are owned by Seller or the respective Customer and, if owned by Seller, shall be conveyed on the Closing Date to SAFE, and are, and on the Closing Date will be, free and clear of all Liens, and if owned by Seller are in good working order and condition comply in all material respects with applicable laws, codes and regulations.

         7.5.5 Seller has not accepted or received any Prepaid Income or any prepayment of amounts otherwise due under any Qualified Closing Account, except as set forth in Exhibit A to the RMR Schedule.

         7.5.6 Seller is not a party to or bound by, and shall not at any time become a party to or bound by, any contract or agreement, oral or written, pursuant to which Seller purports to pledge, sell, exchange, transfer, dispose, modify or amend in any manner of any of Seller's right, title or interest in any Qualified Closing Accounts, excepting only the documents which granted a Lien to Seller's Senior Lender.

         7.5.7 The RMR for each Qualified Closing Account used in the calculation of the Purchase Price pursuant to Section 2.2 and any RMC, and the billing cycle therefor and status of payments thereof, all as set forth in the RMR Schedule, are true, correct and complete.

         7.5.8 All costs, warranty and maintenance contracts, special customer arrangements, or any unusual or non-standard circumstance associated with any Qualified Closing Account purchased hereunder and known to Seller have been disclosed to SAFE in writing.

         7.5.9 Schedules 5A, 5B, 5C and 5D hereto contain true, correct and complete lists of each telephone number being used in connection with the provision of monitoring services under the RMR Accounts conveyed hereunder and Seller is the owner of all right, title and interest therein, except to the extent indicated on Schedule 5D. Schedules 5C and 5D also identify all telephone numbers which are used to provide monitoring services for RMR Accounts in addition to RMR Accounts being conveyed to SAFE hereunder.

     7.6 ASSETS.

         7.6.1 Seller has and will have at the Closing good, valid and marketable title to each and every one of the Assets, whether tangible or intangible, free and clear of any and all Liens, excepting only the Lien in favor of Seller's Senior Lender which Lien will be released on or prior to the Closing Date.

         7.6.2 To Seller's knowledge, Seller is the owner of, or otherwise has the right to use, the Intangible Property, free and clear of any and all Liens, excepting only the Lien in favor of Seller's Senior Lender, which Lien will be released on or prior to the Closing Date. Seller's use of the Intangible Property has not and does not presently conflict with, infringe upon or violate any proprietary right of any other Person. Seller has no knowledge of any third party infringement thereof. No claims or demands have been asserted against Seller with respect to any items of Intangible Property and no proceedings have been instituted, are pending or, to the best knowledge of Seller, have been threatened which challenge the rights of Seller with respect to any items of Intangible Property. There are no facts known to Seller which might reasonably serve as the basis of any claim that the Intangible Property infringes on the rights of any other person or entity, or of any claim that Seller is in default with respect to any of such items of Intangible Property.

         7.7 LITIGATION. Except as set forth on Schedule 6 hereto, there is no action, suit, proceeding or investigation now pending or, to the knowledge of Seller, threatened in any court, or before any arbitrator, or by or before any governmental or regulatory authority, (i) in connection with any RMR Account, or any other Asset being transferred hereunder, the execution, delivery or performance of or under any Dealer Purchase Agreement, or any matter related thereto, or this Agreement, or seeking to prohibit, restrain or enjoin the execution, delivery or performance by Seller of any of the foregoing, or (ii) that, if adversely determined, could (either individually or in the aggregate), have a Material Adverse Effect, nor, to the knowledge of Seller, is there any basis therefore.

         7.8 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement arising as a consequence of any promise, agreement or other act by or on behalf of Seller.

         7.9 COMPLIANCE WITH LAWS. Seller is in compliance with all laws, rules and regulations related to any RMR Account and the provision of monitoring services to Customers, the violation of which would have a Material Adverse Effect, including, without limitation, the provisions of federal and state laws relating to "truth in lending" and "home solicitation contracts." There are no pending or, to Seller's knowledge, threatened claims of a violation thereof and Seller has received no written or oral notice of any such violation.

         7.10 TAXES. Seller has filed all Federal and state income tax returns and all other material tax returns that are required to be filed and has paid all taxes due pursuant to such returns or pursuant to any assessment received by Seller. All federal, state and local property, sales and use taxes and all other taxes or charges incurred during any period prior to and including the date hereof which may relate to or affect the RMR Accounts, or any other Asset in any way or may affect or relate to their transfer pursuant to this Agreement, are the obligation and liability of Seller and have been paid by Seller or will be paid when due.

         7.11 DISCLOSURE. The information, reports, financial statements, papers, data, exhibits and schedules including, without limitation, copies of the RMR Account Agreements and Dealer Purchase Agreements furnished by or on behalf of Seller to SAFE in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by Seller to SAFE in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby is, and will be, true, complete and accurate in every material respect on the date as of which such information is stated or certified. There is no fact known to Seller that could have a Material Adverse Effect that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to SAFE for use in connection with the transactions contemplated hereby or thereby.

         7.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in any certificate, financial statement or other instrument or document delivered by or on behalf of Seller pursuant to or in connection with this Agreement shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made and shall be true at and as of the Closing Date and shall survive (i) the execution and delivery hereof, and (ii) any investigation or inquiries made by SAFE or any of its representatives, or the acceptance of any certificate or opinion in connection herewith. Notwithstanding the foregoing, SAFE shall not be entitled to recover for any damages pursuant to the indemnification provisions of Section 9.4.1 or Section 9.4.3 unless (i) written notice of a claim thereof is delivered to the other party prior to the Applicable Limitation Date, and (ii) SAFE shall have delivered written notice to Seller of the possibility of a claim being made within sixty (60) days after the date on which SAFE shall have actual knowledge of facts which give rise to such possible claim. For purposes of this Agreement, the term "APPLICABLE LIMITATION DATE" shall mean ninety (90) days following the second anniversary of the Closing Date; provided, however, that (i) with respect to any damages arising from or related to a breach of the representations and warranties set forth in
Section 7.10 (Taxes ), the Applicable Limitation Date shall be the 60th day after expiration of the applicable Statute of Limitations (as defined below), and (ii) with respect to any damages arising from or related to a breach of the representations and warranties set forth in Section 7.1 (Organization and Existence), Section 7.2 (Action), Section 7.3 (No Breach), Section 7.6 (Assets) and Section 7.8 (Brokerage), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive without limitation). The Statute of Limitations shall mean the period of time during which a private or governmental plaintiff could bring a claim for actions taken or circumstances existing prior to the Closing Date (including any extensions thereto by consent or tolling).

8        REPRESENTATIONS AND WARRANTIES OF SAFE

         As a material inducement to Seller to enter into this Agreement and sell the RMR Accounts, SAFE hereby represents and warrants as follows:

         8.1 ORGANIZATION AND POWER. SAFE is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and perform its obligations hereunder and thereunder.

         8.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (including, without limitation, any required shareholder or other approvals). This Agreement and the other Transaction

Documents have been duly and validly executed and delivered by SAFE and, when executed by Seller, will constitute the legal, valid and binding obligation of SAFE, enforceable in accordance with its terms.

         8.3 NO BREACH. None of the execution and delivery of this Agreement and the other Transaction Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of SAFE, or any other document or agreement governing SAFE's organization, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which SAFE is a party or by which it or any of its property is bound or to which any of them is subject, other than the consent of SAFE's lenders, which will be obtained concurrent with or prior to the Closing, or constitute a default under any such agreement or instrument.

         8.4 LITIGATION. There is no action, suit, proceeding or investigation now pending or, to the knowledge of SAFE, threatened in any court, or before any arbitrator, or by or before any governmental or regulatory authority, (i) in connection with the execution, delivery or performance of this Agreement, or seeking to prohibit, restrain or enjoin the execution, delivery or performance by SAFE of this Agreement, or (ii) that, if adversely determined, could (either individually or in the aggregate), have a Material Adverse Effect, nor, to the knowledge of SAFE, is there any basis therefore.

         8.5 COMPLIANCE WITH LAWS. SAFE is in compliance with all laws, rules and regulations related to its RMR Accounts and the provision of monitoring services to Customers, the violation of which would have a Material Adverse Effect, including, without limitation, the provisions of federal and state laws relating to "truth in lending" and "home solicitation contracts." There are no pending or, to SAFE's knowledge, threatened claims of a violation thereof and SAFE has received no written or oral notice of any such violation.

         8.6 DISCLOSURE. The information, reports, financial statements, papers, data, exhibits and schedules furnished by or on behalf of SAFE to Seller in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by SAFE to Seller in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby is, and will be, true, complete and accurate in every material respect on the date as of which such information is stated or certified. There is no fact known to SAFE that could have a Material Adverse Effect that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Seller for use in connection with the transactions contemplated hereby or thereby.

         8.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in any certificate, financial statement or other instrument or document delivered by or on behalf of SAFE pursuant to or in connection with this Agreement shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made and shall be true at and as of the Closing Date and shall survive (i) the execution and delivery hereof, and (ii) any investigation or inquiries made by Seller or any of its representatives, or the acceptance of any certificate or opinion in connection herewith. Notwithstanding the foregoing, Seller shall not be entitled to recover for any damages pursuant to the indemnification provisions of Section 9.4.2 or Section 9.4.3 unless (i) written notice of a claim thereof is delivered to the other party prior to the Applicable Limitation Date, and (ii) Seller shall have delivered written notice to SAFE of the possibility of a claim being made within ninety (90) days after the date on which Seller shall have actual knowledge of facts which give rise to such possible claim; provided, however, that with respect to any damages arising from or related to a breach of the representations and warranties set forth in
Section 8.1 (Organization and Power), Section 8.2 (Authorization), and Section
8.3 (No Breach), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive without limitation).

9        ADDITIONAL AGREEMENTS

         9.1 NON-INTERFERENCE AND NON-COMPETITION. This Section 9 shall apply to Seller and its present and future Affiliates. Seller acknowledges that one of the fundamental expectations of SAFE in acquiring the Assets, and paying a multiple of RMR, is that the Qualified Closing Accounts will be renewed by each Customer after expiration of their current terms, and Seller acknowledges that RMR Accounts are usually so renewed, and that Seller's Referral Dealers will continue a business relationship with SAFE in substantially the same manner as with Seller. The parties acknowledge that the restrictions set forth below are justified by legitimate business interests of SAFE, including, without limitation, the protection of (i) SAFE's trade secrets (including the Related Rights acquired in connection with the Transaction), (ii) SAFE's valuable confidential business information which may not constitute a "trade secret",
(iii) the valuable and substantial relationships of SAFE with prospective and existing customers, including the Customers, (iv) the goodwill to be acquired by SAFE from Seller in connection herewith. Accordingly, as a material part of the consideration to be received by SAFE hereunder, without which SAFE would not consummate the Transaction, Seller agrees to be bound by the provisions of this
Section 9.

             9.1.1 Neither Seller, nor any of Seller's principal shareholders (who are identified in Schedule 7 hereto), directors, officers, partners, Affiliates or agents, will in any manner, directly or indirectly, (i) solicit or offer to sell monitoring, maintenance or other security alarm related services or equipment that are supplied by SAFE or its Affiliates to Customers, or (ii) interfere or compete with SAFE, in the purchase of RMR Accounts or in the loaning of money secured by RMR Accounts (provided, however, that Seller's directors Jones and Oberlander shall not be subject to the restrictions of this subsection (ii) provided that they shall comply with the confidentiality provisions of Section 9.3 hereof), or (iii) take any action which (a) adversely affects SAFE's interest in any RMR Account conveyed hereunder, or the continued and repeated renewals of the RMR Account Agreements related thereto, or (b) causes, or is likely to result in, any Customer or any Alarm Dealer not maintaining the same business relationship with SAFE after the Closing Date as was maintained with Seller prior to the Closing Date (it being acknowledged that the termination of the provision of monitoring services to a Customer or to an Alarm Dealer by Seller and related collection actions shall not constitute an "action" if such termination is in accordance with Seller's normal termination of monitoring services where a monitoring customer shall have failed to pay for monitoring services when due), or (iv) assist any Person in taking any action described in subparagraphs (i), (ii) or (iii). This paragraph applies to each Customer and Alarm Dealer, as the case may be, as well as to each monitored location, but shall be limited to the geographic areas in which Seller presently conducts its business or in which any monitored location and/or the place of business of any Customer is or will be located. The provisions of this Section shall be effective so long as SAFE, or any person deriving title to any or all of the Qualified Closing Accounts (who are expressly intended to be entitled to the benefits of, and able to enforce, the provisions hereof), shall continue the business related to such Qualified Closing Accounts. Seller agrees that the payment of damages suffered by SAFE from the breach by Seller of its obligations under this Section 9.1.1 will not adequately compensate SAFE for a breach of the provisions hereof and acknowledges that SAFE shall be entitled to obtain injunctive relief from a court of competent jurisdiction for any breach hereof. The above provisions shall not apply to any director, officer or shareholder to the extent that any of such Persons, singly or in the aggregate, shall acquire an ownership interest in any Person, or Affiliate of such Person, greater than five percent (5%).

             9.1.2 Exception- Provision of Central Monitoring Services. Notwithstanding the foregoing, SAFE acknowledges that Seller is involved, and intends to continue to be involved, in the provision of security monitoring services through central monitoring stations and the restrictions set forth in
Section 9.1.1 shall not prohibit Seller from continuing to engage in such activities.

             9.1.3 Exception- Acquisition of Central Monitoring Stations. Notwithstanding the foregoing, Seller may acquire a central monitoring station and RMR Accounts in a single or related transactions provided that all RMR Accounts so acquired by Seller (i) shall be subject to SAFE's first refusal right set forth in Section 9.2 below; and (ii) if any such RMR Accounts are purchased by SAFE, they shall be included for purposes of determining Commissions payable pursuant to Section 5.2. Seller may also purchase RMR Accounts solely for the purpose of satisfying its Attrition Guarantee.

         9.2 RIGHT OF FIRST REFUSAL AND RIGHTS TO ACQUISITION OPPORTUNITIES. If without violating the provisions of Section 9.1, Seller shall acquire RMR Accounts, SAFE shall have the first right of refusal with respect to the purchase of (i) all such RMR accounts to be sold by Seller and (ii) all RMR Accounts which Seller intends to acquire in connection with Seller's acquisition of a central monitoring station, pursuant to Section 9.1.3 above. Seller shall notify SAFE in writing of any such acquisition opportunity or RMR Accounts subject to the first refusal right, which notice shall be accompanied by summary information with respect to the RMR Accounts, Alarm Dealers involved therewith, and similar matters normally required and reviewed by experienced purchasers of RMR Account portfolios. SAFE shall have a period of fifteen (15) days after receipt of any such notice (provided such notice is accompanied by the required supporting information) to respond to Seller in writing with its decision as to whether it will exercise such first refusal right. If SAFE elects to exercise the right of first refusal, SAFE shall use its best efforts to consummate the purchase of the RMR Accounts within sixty (60) days after delivery of SAFE's notice to Seller. If SAFE shall not purchase any such RMR Accounts, Seller shall not thereafter sell any of such RMR Accounts at a price or on terms more favorable then last proposed to SAFE without first offering SAFE the right of first refusal to purchase same on such more favorable terms and conditions, in accordance with the above provisions of this Section 9.2. With respect to the purchase of RMR Accounts in connection with Seller's acquisition of a central monitoring station, pursuant to Section 9.1.3 above, the purchase price shall be the lesser of (i) the amount allocated to such RMR Accounts in the purchase agreement between Seller and the seller of such central monitoring station (where such an allocation is made), or (ii) the then fair market value of such RMR Accounts, of a similar amount, quality and nature, in an arms-length transaction under prevailing market conditions between a willing buyer and a willing seller, as determined by SAFE and Seller, in good faith.

         9.3 CONFIDENTIALITY. Without the prior written consent of SAFE, which may be given or withheld in SAFE's sole and absolute discretion, Seller and its Affiliates, directors, officers, and principal shareholders shall not sell, transfer or disclose to any Person, and shall keep strictly confidential, any Confidential Information. "CONFIDENTIAL INFORMATION" shall include, identification of the RMR Accounts and information related thereto, originals or copies of any RMR Account Agreement conveyed hereunder, Customer lists or any other information or data related to such RMR Accounts, the terms and conditions contained in this Agreement and any other trade secrets or confidential information of SAFE, whether or not identified or marked as "confidential", including, but not limited to, the Intangible Property, SAFE's marketing strategies and other business information concerning SAFE's services, operations, financing, or SAFE's business policies or practices. Confidential Information shall also include the identity, addresses and pertinent related information related to Seller's Customer list conveyed to SAFE pursuant hereto and SAFE's other Customer lists; provided, however, with respect to this type of Confidential Information, Seller shall have the limited license to use such Confidential Information only in connection with the provision of central monitoring services to such Customers and shall not divulge any of same to any Person whose business includes the purchase or RMR Accounts or the loaning of money secured by RMR Accounts. Confidential Information relating to Seller's Alarm Dealer lists shall not be divulged by Seller to any Person whom Seller reasonably expects will use such Confidential Information to compete with SAFE, provided however, that Seller shall have the right to disclose such Confidential Information to a Person that competes with SAFE if such Person executes a confidentiality agreement (as to which SAFE shall be included as an intended beneficiary) in which such Person shall confirm that such Person shall not use any portion of such Alarm Dealer lists in competition with SAFE in connection with any RMR Account financing or RMR Account purchase transactions. Confidential Information does not include any information that is in the public domain, nor any other item known to Seller independent of its disclosure by SAFE in connection with this transaction, unless specifically included above. In addition, SAFE acknowledges that Seller is a public company with disclosure obligations under both the Securities Act of 1933 and the Securities and Exchange Act of 1934, and agrees that Seller may disclose such information as may be required to be disclosed under those statutes and the regulations promulgated thereunder.

         9.4      INDEMNIFICATION.

                  9.4.1 Seller shall indemnify SAFE and its Affiliates and each of their officers, directors, stockholders, employees, agents, representatives, successors and assigns (collectively, the "SAFE PARTIES") and hold each of them harmless from and against and pay on behalf of or reimburse such SAFE Parties in respect of the entirety of any Damages (as defined below) the SAFE Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach of any representation or warranty made by Sellers contained in any Transaction Document or any certificate delivered to SAFE with respect thereto in connection with the Closing, or (ii) the breach of any covenant or agreement made by the Sellers contained in any Transaction Document or any certificate delivered to SAFE with respect thereto in connection with the Closing.

                  9.4.2 SAFE shall indemnify Seller and its Affiliates and each of its officers, directors, principal shareholders, employees, agents, representatives, successors and assigns (collectively, the "SELLER PARTIES") and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of the entirety of any Damages the Seller Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach of any representation or warranty made by SAFE contained in any Transaction Document or any certificate delivered by SAFE to Seller with respect thereto in connection with the Closing, or (ii) the breach of any covenant or agreement made by SAFE contained in any Transaction Document or any certificate delivered by SAFE to Seller with respect thereto in connection with the Closing.

                  9.4.3 If a party hereto seeks indemnification under this
Section 9.4, such party (the "INDEMNIFIED PARTY") shall give written notice to the other party (the "INDEMNIFYING PARTY") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 9.4, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first (i) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Damages relating to such claims and that it will provide full indemnification to the Indemnified Party for all Damages relating to such claim, (ii) unconditionally guarantee the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification, and (iii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability; and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party's reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

                  If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the reasonable fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

             If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice. The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Parties reasonably agree that there is a reasonable basis for such claim. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any party may have for misrepresentation, breach of warranty or breach of covenant. For purposes of this Section 9.4, "Damages" shall mean any losses, amounts paid in settlement, claims, damages, liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and reasonable attorneys' fees).

         9.5 MAINTENANCE SERVICES. After the Closing Date, except as provided below, SAFE shall assume Seller's obligation, if any, to provide maintenance services to the Customers as evidenced in the RMR Account Agreements and the Third Party Maintenance Agreements. Seller shall cooperate with SAFE in every reasonable manner necessary to assist SAFE in the performance of maintenance services to Customers. Such cooperation shall include, but not be limited to, providing SAFE with all RMR Account data, such as equipment information, pass codes, maintenance records, installation contracts, etc., or any other information that SAFE may reasonably request to the extent in Seller's possession or under Seller's control.

         Notwithstanding the foregoing paragraph, during the Attrition Measurement Period, Seller shall pay the amounts set forth below to certain service providers to compensate such Persons for standing ready to provide maintenance services to Customers:

         Electronic One- $0.50 per RMR Account per month; IDS- $3.25 per RMR Account per month; MAJ- $5.50 per RMR Account per month; Multiguard- $4.00 per RMR Account per month; Active- $900.00 per month.

Schedule 10 sets forth the current amounts of maintenance payments to be made by Seller to the above maintenance providers and the agreement of SAFE and Seller with respect to maintenance obligations for Customers with respect to such the RMR Accounts serviced by such maintenance providers.

         9.6 PRIOR CONSENT TO CUSTOMER COMMUNICATIONS. If Seller wishes to communicate with any Customer by any means and for any purpose, Seller shall first obtain SAFE's written consent, which consent may be given or withheld in SAFE's sole and absolute discretion; provided, however, that Seller shall have the right to communicate with Customers without obtaining SAFE's consent (i) in connection with the normal provision by Seller of central monitoring services on behalf of SAFE to such Customers but no such communication shall include any offer or solicitation for the provision of monitoring or any other services or
(ii) in order to verify the reason for any Customer's cancellation of an RMR Account Agreement where Seller is being required to perform under Seller's Attrition Guarantee.

         9.7 INTENTIONALLY DELETED.

         9.8 RISK OF LOSS. All Assets will be transferred from Seller to SAFE effective at 11:59 p.m., Pacific Standard Time on the Closing Date. Seller will maintain adequate insurance coverage and expressly assumes all risk of destruction, loss or damage to such of the equipment as is owned by Seller through such time.

         9.9 LITIGATION COSTS. If any permitted litigation or claim in arbitration is instituted by any party to this Agreement against the other party, including without limitation, regarding the construction of any term, any dispute, or to recover any damages resulting from a breach of this Agreement, the prevailing party in any such action shall be entitled to recover from the losing party its reasonable attorneys' fees and costs associated with such action.

         9.10 EXPENSES. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement.

         9.11 FURTHER ASSURANCES. Seller will execute and deliver, at SAFE's expense, such further instruments of conveyance and transfer including but not limited to execution and filing of precautionary Uniform Commercial Code Financing Statements, and take such additional actions as SAFE may reasonably request to effect, consummate, confirm or evidence the transfer to SAFE of the Assets. Seller will execute such documents as may be necessary to assist SAFE in preserving or perfecting its rights in the Assets and will also do such acts as are necessary to perform its agreements herein.

         9.12 800 CUSTOMER SERVICE TELEPHONE NUMBER. Seller shall assign to SAFE on the Closing Date all rights to Seller's 800 customer service telephone number or numbers, and shall execute such documents related thereto as SAFE shall reasonably request.

         9.13 FURNISHING OF INFORMATION. Following the Closing Date, Seller shall (i) provide to SAFE and its representatives during normal business hours reasonable access to and information concerning Seller's properties, assets, books, agreements, commitments, files and records related to the Assets; (ii) provide such cooperation as SAFE and its representatives may reasonably request in connection with any audit or review of Seller related to the Assets; and
(iii) furnish to SAFE and its representatives true, correct and complete copies of all documents, agreements and instruments contemplated hereby related to the Assets. Following the Closing Date, to the extent directly related to Seller's Attrition Guarantee hereunder or to the determination of the amount of Commissions to which Seller is entitled pursuant to the provisions hereof, SAFE shall (i) provide to Seller and its representatives during normal business hours reasonable access to and information concerning SAFE's properties, assets, books, agreements, commitments, files and records; (ii) provide such cooperation as Seller and its representatives may reasonably request in connection with any audit or review of the determination of Seller's Attrition Guarantee responsibilities or the amount of Commissions; and (iii) furnish to Seller and its representatives true, correct and complete copies of all documents, agreements and instruments contemplated hereby.

         9.14 NO DISCUSSIONS. Seller agrees not to enter into any negotiations or discussions with any third party with respect to the sale of all or any portion of the Assets until the Closing Date or termination of this Agreement.

         9.15 NOTICE REGARDING CHANGES. Seller shall promptly notify SAFE in writing prior to the Closing Date of any change in the facts and circumstances that could render any of the representations and warranties made herein by Seller inaccurate or misleading.

         9.16 RETURN OF DEPOSITS FOR RADIO TRANSMITTERS. Certain of Seller's Customers, whose RMR Accounts are being conveyed to SAFE are in possession of radio transmitters related to those alarm systems, which under Federal Communications Commission regulations must be returned to Seller upon termination of those RMR Accounts. Each of those Customers deposited $400 as security for the return of the transmitters. SAFE will undertake its best efforts to have such Customers return the transmitters to Seller, but shall only be required to send a written notice to such Customer requesting return of such radio transmitters and follow up such letter with a phone call and one follow up letter. At SAFE's election it may either advance the funds needed to refund the deposits and be reimbursed by Seller or request the funds from Seller prior to refunding the deposits. All of the Customers to whom this Section applies are listed on Schedule 8. If an RMR Account of a Customer subject to this Section 9.16 shall become an Attrited Account, Seller may take such legal action, at Seller's cost, against such Customer as may be reasonably required to recover such transmitter.

         9.17 TELEPHONE LINES. It is the express intention of SAFE and Seller that all RMR Accounts conveyed to SAFE hereunder shall be communicating on, or shall be transferred to, a telephone line(s) owned and controlled by SAFE. SAFE shall assume, as an assignee, and Seller shall assign to SAFE all of Seller's rights to existing telephone lines owned by Seller (i) on the Closing Date, where such telephone lines are used solely by RMR Accounts to be conveyed to SAFE hereunder on the Closing Date (which telephone lines and RMR Accounts are identified on Schedule 5A), and (ii) on the Closing Date, where more than 50% of the RMR Accounts communicating on such telephone lines are being conveyed to SAFE on the Closing Date (which telephone lines and RMR Accounts are identified on Schedule 5B), and during the 12 month period following the Closing Date, Seller shall, at Seller's cost and expense, reprogram all RMR Accounts using such telephone line(s) but not conveyed to SAFE to a non-SAFE owned telephone line. If notwithstanding the best efforts of Seller, the necessary phone company filings necessary to document the assignment of any telephone lines described in clauses (i) and (ii) cannot be completed by the Closing Date, Seller shall use its best efforts to complete such filings promptly following the Closing Date. Where 50% or less of the RMR Accounts communicating on telephone lines owned by Seller are not being conveyed to SAFE on the Closing Date (which telephone lines and RMR Accounts are identified on Schedule 5C), or where RMR Accounts being conveyed to SAFE are not communicating on telephone lines owned by Seller (which telephone lines and RMR Accounts are identified on Schedule 5D), (i) Seller shall promptly initiate action at Seller's expense to reprogram, during the 12 month period following the Closing Date, the RMR Accounts conveyed to SAFE to a new telephone line(s) owned by SAFE, and (ii) documents necessary to convey ownership of the current telephone lines to SAFE shall be signed by the parties and placed into a mutually acceptable escrow (at Seller's cost), and such ownership transfer to SAFE shall be effected no later than the expiration of the 12 month period following the Closing Date if or to the extent that any RMR Accounts conveyed to SAFE shall not have been reprogrammed to such new SAFE owned telephone lines, and during the 12 month period following the Closing Date, and if any ownership of any such current telephone lines are conveyed to SAFE, Seller shall, at Seller's cost and expense, reprogram all RMR Accounts not conveyed to SAFE on such current telephone lines to a non-SAFE owned telephone line. If Seller shall not perform any such reprogramming as required, SAFE may SAFE may engage another security alarm company to effect such reprogramming and Seller shall pay all costs associated therewith, including without limitation, removal and reprogramming costs. In addition, Seller shall be responsible for a pro-rata share of any general line charges, including taxes and any assessments, so long as any non-purchased accounts remain on SAFE's owned telephone lines. During the twelve (12) month period, SAFE shall pay its pro rata share of any line charges.

10       MISCELLANEOUS

         10.1 ENTIRE AGREEMENT. This Agreement and the Transaction Documents embody the entire understanding and agreement between the parties and supersedes any and all prior negotiations, understandings or agreements, written or oral, in regard thereto.

         10.2 AMENDMENT AND WAIVER.

              10.2.1 This Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver.

              10.2.2 No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         10.3 BULK TRANSFER LAWS. It shall be Seller's sole obligation to comply with the provisions of any so-called bulk transfer or similar laws of any jurisdiction in connection with the sale of the Assets to SAFE. Seller agrees to indemnify and hold harmless SAFE, as set forth in Section 9.5, against all liability, damage or expense which SAFE may suffer due to the failure to so comply.

         10.4 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement must be in writing and shall be deemed to have been given when personally delivered or upon receipt if mailed by first class mail, return receipt requested. Notices, demands and communications to SAFE and Seller will, unless another address is specified in writing, be sent to the address indicated below:

              To Seller:   At the address set forth in the first paragraph of
                            this Agreement
                           Attention: Howard Schickler, General Counsel
                           Telephone: 847-956-8650
                           Facsimile: 847-956-9360

              To SAFE:     Security Alarm Financing Enterprises, Inc.
                           P.O. Box 5164
                           San Ramon, California 94583
                           Attention: Susan L. DellaPenta, Senior Vice-President
                           Telephone: 925-830-4777
                           Facsimile: 925-830-8490

              With a copy to:     Steven A. Cooper, Esq.
                                  Freeland Cooper LeHocky & Hamburg
                                  150 Spear Street, Suite 1800

                                  San Francisco, California 94105
                                  Telephone: 415-541-0200
                                  Facsimile:   415-495-4332

         10.5 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that none of the obligations of Seller hereunder may be assigned without the prior written consent of SAFE. SAFE consents to the collateral assignment, for security purposes only, by Seller of its rights under this Agreement to Seller's Senior Lender. SAFE shall be permitted to pledge, assign, sell, convey, hypothecate, or otherwise transfer all or a portion of its interest in the Assets, equipment, telephone lines, telephone line cards, or other equipment acquired pursuant to this Agreement without the consent of Seller, but (i) the provisions of this Section shall not limit Seller's rights under Section 5.1.3 and if SAFE shall assign its rights under the strategic alliance described in Section 5 to a Person whom Seller, in its good faith determination, believes would be objectionable as a strategic alliance participant, Seller may terminate the strategic alliance. In connection with any transfer by a party, the other party shall promptly respond to and provide any reasonable written confirmations of the transactions described herein requested by the transferor.

         10.6 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition of invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         10.7 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person or entity.

         10.8 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

         10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

         10.10 APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

         10.11 RELATIONSHIP OF PARTIES. The relationship of the parties hereunder shall be that of purchaser and seller only. No partnership, joint venture, agency, fiduciary or other relationship of any kind is intended by the parties to be created hereby. Seller agrees that it will account for the transactions described herein as a sale of assets for tax, accounting and all other purposes and will take no position in any filing, report or other instrument or document that is inconsistent therewith.

         10.12 DISPUTE RESOLUTION. In the event of a dispute, the parties agree to promptly meet and confer in an attempt to resolve the matter privately within seven (7) days after receipt by a party of written notice from the other party requesting such meeting. If the parties do not resolve the dispute at such meeting, or if a party refuses to attend such meeting, then all disputes in any manner relating to or arising out of this Agreement (regardless of whether such dispute arises before or after any termination of this Agreement, including whether any matter is subject to arbitration hereunder) which the parties are unable to resolve themselves as aforesaid shall be resolved through binding arbitration conducted in the county of Contra Costa, or the City and County of San Francisco, State of California before a single arbitrator under the rules and auspices of either (i) the American Arbitration Association, or (ii) such other mediation or arbitration group as shall be agreed upon by the parties. The decision or award of the arbitrator shall be binding upon the parties and shall be enforceable by a judgment entered in a court having jurisdiction. The arbitrator shall have the authority to order such limited discovery as he or she deems appropriate. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHTS TO HAVE ANY DISPUTES DETERMINED BY A JURY. In the event the arbitrator determines there is a prevailing party in the arbitration, the prevailing party shall recover from the losing party all costs of arbitration, including, but not limited to, all fees actually paid to the arbitrator and all reasonable attorneys' fees, costs, and expert witness paid by the prevailing party. The provisions of this Section shall not affect the right of SAFE to seek an injunction pursuant to Section 9 prior to implementing the procedures set forth above.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.



Dated:  As of June 30, 1999

                                        SELLER:
                                        SECURITY ASSOCIATES
                                        INTERNATIONAL, INC.

                                        By:_________________________________
                                        Name:
                                        Title: President

                                        SAFE:
                                        SECURITY ALARM FINANCING
                                        ENTERPRISES, INC.

                                        By:_________________________________
                                             Paul F. Sargenti, President




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